UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 2, 2010

EXELIXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30235	04-3257395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

249 East Grand Ave.

P.O. Box 511

South San Francisco, California 94083-0511

(Address of principal executive offices, and including zip code)

(650) 837-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment No. 10 to Loan Agreement

On June 2, 2010, Exelixis, Inc. (the “Company”) and Silicon Valley Bank (the “Bank”) entered into Amendment No. 10 (“Amendment No. 10”) to the Loan and Security Agreement, dated as of May 22, 2002 (as amended, the “Loan Agreement”), between the Company and the Bank.

Amendment No. 10 provides for a new seven-year term loan in an amount of $80.0 million under the Loan Agreement (the “Term Loan”). The effective date of the Term Loan is scheduled to occur on June 3, 2010. The principal amount outstanding under the Term Loan will accrue interest at 1.00% per annum, which interest will be due and payable monthly. The Company is required to repay the Term Loan in one balloon principal payment, representing 100% of the principal balance and accrued and unpaid interest, on the last business day in the eighty-fourth month following the effective date of the Term Loan (the “Term Loan Maturity Date”). The Company has the option to prepay all, but not less than all, of the amounts advanced under the Term Loan, provided that the Company pays all unpaid accrued interest thereon that is due through the date of such prepayment and the interest on the entire principal balance of the Term Loan that would otherwise have been paid after such prepayment date until the Term Loan Maturity Date. The Company is required to maintain at all times on deposit in a non-interest bearing demand deposit account(s) with the Bank or one of the Bank’s affiliates a compensating balance, which constitutes support for the obligations under the Term Loan, with a principal balance in value equal to at least 100% of the outstanding principal balance of the Term Loan.

Events of default under the Loan Agreement include failure by the Company to timely make payments due under the Loan Agreement; failure by the Company to comply with its covenants under the Loan Agreement or in any other agreement between the Company and the Bank; the occurrence of a material adverse change in the Company, a material impairment in the prospect of repayment or a material impairment in the value or priority of the Bank’s lien upon the collateral secured under the Loan Agreement; the attachment, seizure or levy of any material portion of the Company’s assets by a trustee, a court order enjoining, restraining or preventing the Company from conducting a material part of its business or a judgment becoming a lien on a material portion of the Company’s assets; insolvency or bankruptcy-related events with respect to the Company; acceleration of a specified amount of other indebtedness of the Company; certain judgments against the Company; or material misrepresentations or misstatements in any representation or warranty of the Company. Any amounts outstanding under the Term Loan during the continuance of an event of default under the Loan Agreement will, at the election of the Bank, bear interest at a per annum rate equal to 6.00%. If one or more events of default under the Loan Agreement occurs and continues beyond any applicable cure period, the Bank may declare all or part of the obligations under the Loan Agreement to be immediately due and payable and stop advancing money or extending credit under the Loan Agreement.

Funding of the Term Loan is scheduled to occur on or before June 4, 2010, subject to satisfaction of applicable conditions. As of June 2, 2010, total amount outstanding under the Loan Agreement was $17.6 million.

The description of Amendment No. 10 and the Loan Agreement in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the complete copy of the Loan Agreement previously filed with the Securities and Exchange Commission, including all amendments and modifications thereto previously filed with the Securities and Exchange Commission, and Amendment No. 10, a copy of which will be included as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending July 2, 2010 to be filed with the Securities and Exchange Commission.

Note Purchase Agreement

On June 2, 2010, the Company, Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P. (collectively, “Deerfield”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) pursuant to which the Company agreed to sell, and Deerfield agreed to purchase, an aggregate of $124.0 million initial principal amount of the Company’s Secured Convertible Notes due June 2015 (the “Notes”) for an aggregate purchase price of $80.0 million (the “Issue Price”). The closing of the sale and purchase of the Notes is scheduled to occur on July 2, 2010 (the “Closing Date”), subject to satisfaction of applicable conditions.

The outstanding principal amount of the Notes will bear interest in the annual amount of $6.0 million, payable quarterly in arrears.

The Company will be required to make mandatory prepayments on the Notes on an annual basis in 2013, 2014 and 2015 equal to 15% of certain revenues (the “Development/Commercialization Revenue”) from collaborative agreements, licenses, joint ventures, partnerships or other collaborative arrangements (“Development/Commercialization Agreements”) received by the Company during the prior fiscal year, subject to a maximum annual prepayment amount of $27.5 million and, for payments due in January 2013 and 2014, a minimum prepayment amount of $10.0 million. Mandatory prepayments are required to be made in January of 2013, 2014 and 2015 based on Development/Commercialization Revenue for the first three quarters of the prior fiscal year, with any additional payments in respect of such prior fiscal year due after the Company files its annual report on Form 10-K for such prior fiscal year. “Development/Commercialization Revenue” includes all cash consideration relating to (i) upfront payments pursuant to any Development/Commercialization Agreements entered into after the Closing Date and (ii) milestone, profit share and royalty payments pursuant to any Development/Commercialization Agreements, and the monetization of any non-cash consideration relating to payments described in the foregoing clauses (i) and (ii), provided that any payments in respect of the expenses of sponsored research and any other expenses and capital expenditures incurred by the Company and reimbursed pursuant to any Development/Commercialization Agreement are not considered Development/Commercialization Revenue.

The Company may prepay all or a portion (not less than $5.0 million) of the principal amount of the Notes at a prepayment price based on a discounted principal amount (during the first three years of the term, subject to a prepayment premium) determined as of the date of prepayment (the “Optional Prepayment Price”), plus accrued and unpaid interest, plus in the case of a prepayment of the full principal amount of the Notes (other than prepayments upon the occurrence of specified transactions relating to a change of control or a substantial sale of assets (a “Major Transaction”)), all accrued interest that would have accrued between the date of such prepayment and the next anniversary of the Note Purchase Agreement. If the successor entity in a Major Transaction does not satisfy specified qualification criteria, Deerfield may require the Company to prepay the Notes upon consummation of the Major Transaction by paying the sum of the Optional Prepayment Price, accrued and unpaid interest and any other accrued and unpaid reimbursable expenses of Deerfield (the “Put Price”).

At any time after the first anniversary of the Closing Date, subject to limitations set forth in the Note Purchase Agreement, the Company has the right to convert all or a portion of the Notes into, or satisfy all or any portion of the optional prepayment amounts or mandatory prepayment amounts (other than the first $10.0 million of mandatory prepayments required in 2013 and 2014) by delivering, freely tradeable shares of the Company’s common stock. Additionally, in lieu of making any payment of accrued and unpaid interest in respect of the Notes in cash, at any time after the first anniversary of the Closing Date, subject to limitations set forth in the Note Purchase Agreement, the Company may elect to satisfy any such payment by the issuance of freely tradable shares of the Company’s common stock.

The issuance of shares of the Company’s common stock in respect of any conversion of principal, prepayments or payment of interest would occur over a specified share issuance period not to exceed 30 trading days with the total number of shares of the Company’s common stock issued to Deerfield on any trading day based on the number of shares traded at or above a specified floor price on the applicable trading day multiplied by 0.19. For each trading day during the issuance period, the amount to be applied to the principal amount of, and/or interest on, the Notes would equal the product of (i) the number of shares of the Company’s common stock issued to Deerfield on a given date multiplied by (ii) a percentage of the daily volume weighted average price for shares of the Company’s common stock above a floor price (the “Daily VWAP”), with such percentage based on the value of the Daily VWAP. The Company’s right to issue shares of its common stock in respect of any conversion of principal, prepayments or payment of interest is subject to a cap on number shares equal to 21,616,563 shares and certain other specified limitations.

The Note Purchase Agreement includes customary representations and warranties and covenants by the Company, including restrictions on the incurrence of additional indebtedness. Events of default under the Note Agreement include failure by the Company to timely make payments due under the Notes; failure by the Company to comply with its covenants under the Note Purchase Agreement, subject to a cure period with respect to most covenants; inaccuracies in representations and warranties of the Company; insolvency or bankruptcy-related events with respect to the Company; certain judgments against the Company; specified actions related to the Note Purchase Agreement and related documents; acceleration of a specified amount of other indebtedness of the Company; or the Company’s cash and cash equivalents and short-term and long-term marketable securities, in each case, including those included in long-term investments, as set forth on the Company’s balance sheet being less than $10,000,000 as of December 30, 2011 or less than $20,000,000 as of December 28, 2012. If one or more events of default under the Notes occurs and continues beyond any applicable cure period, Deerfield may declare all or part of the Put Price to be immediately due and payable.

On the Closing Date, the Company is required to pay to Deerfield Management Company, L.P. a closing fee equal to 2.5% of the Issue Price.

On the Closing Date, the Company will enter into a Security Agreement (the “Security Agreement”) in favor of Deerfield. The Security Agreement will provide that the Company’s obligations under the Notes will be secured by the collateral described in the Security Agreement. The collateral will include all assets of the Company, other than specifically excluded assets, which excluded assets include intellectual property, certain permits or licenses and agreements to which the Company is a party and certain banking accounts and assets subject to other liens or negative pledges. The Security Agreement will include customary covenants by the Company, remedies of Deerfield and representations and warranties by the Company.

The description of the Note Purchase Agreement and Security Agreement contained in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the complete text of the Note Purchase Agreement and Security Agreement, including the exhibits thereto, copies of which will be included as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending July 2, 2010 to be filed with the Securities and Exchange Commission.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EXELIXIS, INC.

Date: June 3, 2010	/s/ JAMES B. BUCHER
James B. Bucher Vice President, Corporate Legal Affairs and Secretary